Exhibit 99.1

Pike Electric Reports Fourth Quarter and Fiscal Year End 2006 Results

Record Revenues and Profits for Year

          MOUNT AIRY, N.C., Sept. 7 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced its financial results for the fourth fiscal quarter and year ended June 30, 2006.

          Fourth Quarter Results

          For the fourth quarter of 2006, total revenues increased 0.7% to $156.1 million from $155.0 million for the same quarter in the prior year.  Storm restoration revenues increased $8.0 million to $10.3 million from $2.3 million for the same quarter in the prior year.  Fourth quarter net income totaled approximately $3.0 million, or $0.09 per diluted share, compared to a net loss of ($14.0 million), or ($0.65) per diluted share, for the fourth quarter of the prior year.  The prior year loss included charges, net of tax, of approximately $16.2 million; which primarily consisted of $11.4 million for deferred compensation related to the Company’s acquisition of Red Simpson, Inc., $2.4 million related to the termination of the Company’s management agreement with Lindsay Goldberg Bessemer and $2.1 million related to Red Simpson acquisition integration expenses.

          The Company’s fourth quarter results illustrate an improvement in gross profit percentage from both the third quarter of 2006 and fourth quarter of the prior year.  Gross profit percentage for the fourth quarter of 2006 improved to 14.6% compared to 11.0% for the third quarter.  The improvement in gross profit compared to the third quarter is related to changes in the mix of project types which lessened the Company’s need for specialized tools and materials and reduced its use of subcontractors. The Company’s gross profit for the fourth quarter of 2005 was negative primarily due to the deferred compensation charge discussed above.  Excluding the deferred compensation charge, the Company’s gross profit percentage for the fourth quarter of 2005 would have been 9.4%.  In addition, gross profit in the fourth quarter of 2006 was positively impacted by the increased mix of storm revenues as compared to the same quarter of the prior year.  Partially offsetting the positive impact provided by the improved gross profit during the fourth quarter of 2006 were legal fees of approximately $2.5 million and expenses related to our Sarbanes- Oxley compliance efforts of approximately $0.5 million.  The legal fees relate to litigation that the Company has initiated against certain former employees of Red Simpson for violation of non-compete agreements.

          Twelve-Month Results

          For the fiscal year ended June 30, 2006, revenues increased 7.1% to $727.5 million from $679.2 million for fiscal year 2005.  This increase of $48.3 million was due to a $36.0 million increase in storm revenue and a $12.3 million increase in powerline revenue.  Storm revenues represented 25.5% of revenues for fiscal year 2006 compared to 22.0% in the prior fiscal year. Pike Electric experienced record storm restoration revenues in the year ended June 30, 2006 due to the extremely active and intense 2005 hurricane season. For the year ended June 30, 2006, powerline revenues were $542.2 million, a 2.3% increase compared to powerline revenues of $529.9 million in the prior year.

          For the fiscal year ended June 30, 2006, net income increased to $34.4 million, or $1.07 per diluted share, from a net loss of ($3.2 million), or ($0.11) per diluted share for the prior fiscal year.  The increase in net income in the current fiscal year is primarily the result of increased powerline and storm revenues and the elimination of certain non-recurring expenses included in the prior year, partially offset by: (1) a charge of $3.0 million for non-cash compensation primarily related to the adoption of FAS 123R for fiscal 2006, and (2) increased professional fees of approximately $3.6 million related to legal and accounting services and the Company’s Sarbanes-Oxley compliance efforts.  The prior year included non-recurring expenses of $43.1 million on an after-tax basis including: (1) $19.2 million related to the Red Simpson acquisition, (2) $14.0 million related to the redemption of preferred stock, (3) $4.0 million related to the write-off of deferred loan fees in connection with the July 2004 debt refinancing, (4) $3.3 million related to the termination of the Company’s management agreement with Lindsay Goldberg Bessemer, and (5) $2.6 million related to the repurchase of options in its December 2004 recapitalization transaction.

          Debt Repayment

          The Company repaid $159.0 million of its term debt during 2006, including $12.0 million during the fourth quarter, resulting in $249.0 million in term debt outstanding as of June 30, 2006.  There was also $4.5 million outstanding balance on the revolving portion of the Company’s credit facility as of June 30, 2006.

          Outlook

          The Company remains optimistic about its long-term prospects.  The Company intends to capitalize on the favorable industry trends of increased customer outsourcing and the significant upgrade requirements for the country’s distribution and transmission infrastructure.  Additionally, the Company intends to gain market share through its operational excellence and storm restoration efforts.  The timing and significance of storm restoration revenues are not predictable.  Based on our workforce capabilities and geographical presence, we estimate normal storm restoration revenues for fiscal year 2007 to range from $40 to $50 million. We expect powerline revenues in the range of $590 to $600 million in fiscal year 2007 and for powerline revenues to increase at or near double-digit levels over the long term.  However, significant storm restoration revenues may cause year-to-year fluctuations in powerline revenue growth.

          Conference Call

          Pike Electric’s conference call to discuss its fourth quarter and year ended June 30, 2006 results is scheduled for 10:30 a.m. EDT today, September 7, 2006. This call will be available live and by replay over the Internet at http://www.pike.com in the Investor Relations section.

          About Pike Electric

          Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC.  For further information regarding Pike Electric, visit the company’s website at www.pike.com.

          Safe Harbor

          This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates.  The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements include those contained in the “Outlook” section of this release as well as those related to our intention to vigorously enforce our rights under non-compete agreements and our expectation that we will incur additional legal fees in this effort.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Pike Electric’s business is subject to numerous risks and uncertainties, including: that a significant portion of revenues are from a small group of customers and these customers have no obligation to assign work to it and these arrangements are generally terminable on short notice; its storm restoration revenues are highly volatile and unpredictable; its business is subject to numerous hazards that could materially affect business results and current insurance may not be adequate; record high fuel costs could materially and adversely affect its operating results; and demand for its services may be cyclical and vulnerable to industry and economic downturn.  These and other risks and uncertainties detailed in the Risk Factor section of its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

Tables Follow

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Year ended June 30,

	2006	2005	2006	2005

Revenues	$156,112	$154,950	$727,470	$679,197
Cost of operations	133,278	157,281	599,247	585,354
Gross profit (loss)	22,834	(2,331)	128,223	93,843
General and administrative expenses	13,244	14,361	45,228	47,867
Loss on sale of property and equipment	345	329	2,250	585
Income (loss) from operations	9,245	(17,021)	80,745	45,391
Other expense (income):
Interest expense	4,936	5,952	24,272	40,217
Other, net	(59)	(15)	(220)	(109)
Total other expense	4,877	5,937	24,052	40,108
Income (loss) before income taxes	4,368	(22,958)	56,693	5,283
Income tax expense	1,373	(8,960)	22,324	8,469
Net income (loss)	$2,995	$(13,998)	$34,369	$(3,186)
Earnings (loss) per common share:
Basic	$0.09	$(0.65)	$1.11	$(0.11)
Diluted	$0.09	$(0.65)	$1.07	$(0.11)
Weighted average common shares outstanding:
Basic	32,097	21,484	31,023	27,709
Diluted	33,243	21,484	32,252	27,709

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value amount)

	June 30 2006	June 30 2005

	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,391	$3,106
Accounts receivable, net	66,629	60,690
Work completed not billed, net	56,430	64,568
Inventories	8,041	7,321
Prepaid and other	5,928	11,205
Deferred income taxes	12,460	4,838
Total current assets	152,879	151,728
Property and equipment, net	284,452	281,842
Goodwill	94,402	91,826
Other intangibles, net	49,978	55,128
Deferred loan costs, net	6,265	9,879
Other assets	1,990	2,052
Total assets	$589,966	$592,455
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,903	$53,417
Current portion deferred compensation	10,614	12,202
Current portion of insurance claim accruals	18,867	4,938
Current portion of long-term debt	—	250
Revolving credit facility	4,500	11,500
Total current liabilities	73,884	82,307
Long-term debt, net of current portion	249,000	407,750
Insurance and claim accruals, net of current portion	13,439	13,484
Deferred compensation, net of current portion	10,378	16,904
Deferred income taxes	72,333	71,467
Other liabilities	200	60
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $0.001 per share; 100,000 shares authorized; 32,480 and 21,484 shares issued and outstanding at June 30, 2006 and 2005, respectively	6,426	6,415
Additional paid-in capital	135,869	105
Unearned compensation	—	(879)
Retained earnings (accumulated deficit)	28,437	(5,158)
Total stockholders’ equity	170,732	483
Total liabilities and stockholders’ equity	$589,966	$592,455

SOURCE  Pike Electric Corporation
          -0-                                                  09/07/2006
          /CONTACT:  Anthony Slater, CFO of Pike Electric Corporation, +1-336-719-4237/
          /Web site:  http://www.pike.com/
          (PEC)